Exhibit 99.1

FOR IMMEDIATE RELEASE

PTGi Sells Primus Australia for $AUD 192 Million

MELBOURNE – April 16, 2012 – Primus Telecommunications Group, Incorporated (PTGi) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that it has entered into a definitive agreement to sell its Australian operations to M2 Telecommunications Group Ltd (M2) for approximately $AUD 192.4 million, or approximately $US 200.0 million1. Headquartered in Melbourne, Primus Australia is among the largest fixed line carriers and Internet Service Providers in Australia and provides a full suite of telecom services to consumers and small and medium business customers across the country.

The transaction has been approved by the PTGi Board of Directors and the special committee of the Board of Directors previously established to explore and evaluate strategic alternatives to enhance shareholder value. The transaction does not require PTGi stockholder approval, but is subject to customary closing conditions. The transaction is not subject to any financing condition, and is expected to close in the second quarter of 2012.

Peter D. Aquino, Chairman, President and CEO, stated, “The successful sale of Primus Australia to M2, a local operator in a consolidating market, is a transforming transaction for both companies. The net proceeds from the sale of Primus Australia represent a significant outcome of our strategic review process. We will assist M2 during the upcoming transition period, and ensure that our customers and employees have a smooth handoff to an experienced M2 leadership team.”

Mr. Aquino concluded, “Looking ahead with an aim toward maximizing shareholder value, we have also decided to separate Primus Canada into two businesses. The first will be a “pure-play” Data Center business that will highlight our growth momentum across 8 state-of-the-art facilities throughout Canada, offering: colocation, managed services, and cloud platforms to medium and large enterprises. The second business unit will leverage our years of experience and superior service through Primus Canada’s competitive telecom suite of voice and data services for consumers and small and medium businesses. With the increasing weight of our Data Center assets and related profitability, we believe that this is a great way to highlight our value creation potential going forward.”

Geoff Horth, M2’s Chief Executive Officer, stated, “We are delighted to bring Primus Australia into the M2 Group. The combined group will benefit from the strengths that each entity brings. The introduction of the Primus suite of next generation services along with the skilled and passionate team will ensure our sales teams are armed with the latest managed/hosted service offerings to meet the needs of current and prospective customers. On behalf of the Company, I look forward to welcoming the Primus Team and customers to the M2 Group.”

PTGi’s special committee continues to explore and evaluate strategic alternatives, which may include (but may not be limited to) a sale, merger or other business combination involving PTGi, a joint venture arrangement, the sale or spinoff of other PTGi assets or one or more of its other business units, or the execution of PTGi’s business plans for its other business units. PTGi does not intend to provide updates or make any further comments regarding the evaluation of strategic alternatives, unless the Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate. PTGi has not set a timetable for completion of its overall evaluation process or made a decision to pursue any other transactions, and there can be no assurance that any other transactions will be pursued or completed. Jefferies & Company, Inc. is acting as exclusive financial advisor to the special committee of the Board of Directors of PTGi.

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is a leading provider of advanced communication solutions, including traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in Canada, the United States, and Australia. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators

1)	Assuming FX spot rate as of 4-13-2012 of AUD / USD 1.0396 (Source: Reserve Bank of Australia).

worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada and Australia. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Cautionary Statement Regarding Forward Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). All statements, other than statements of historical fact, included herein that address activities, events or developments that PTGi expects, believes or anticipates will or may occur in the future, including statements regarding PTGi’s beliefs, expectations, prospects, strategic plans and statements regarding the potential for future transactions, are forward-looking statements. These forward-looking statements are based on the information available to, and the expectations and assumptions deemed reasonable by, PTGi at the time this news release is issued. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including, among other things, those outlined in our filings with the SEC, including PTGi’s most recent Annual Report on Form 10-K on file with the SEC. Factors that relate to the proposed divestiture of PTGi’s Australian operations include the risk that we may not obtain regulatory approval of the transactions contemplated by the acquisition agreement on the proposed terms and schedule; the risk that the transaction will impair our ability to maintain relationships with customers, employees or suppliers following the announcement of the transaction; the risk that the parties may not be able to satisfy the conditions to closing of the transactions contemplated by the acquisition agreement; and the risk that the transactions contemplated by the acquisition agreement may not be completed in the time frame expected by the parties or at all. Factors that relate to PTGi’s strategic review process include uncertainty regarding the length or complexity of the strategic review process, the possibility that the strategic review process will not lead to any other transactions, the potential that the process will distract the attention of PTGi’s Board of Directors and management from its business, the potential that PTGi will incur significant expenses pursuing one or more transactions unsuccessfully, the risk that PTGi’s pursuit of strategic alternatives will impair its relationships with customers, suppliers and employees, and the risk of claims or litigation arising from PTGi’s pursuit of strategic alternatives. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, PTGi does not undertake any obligation to update or revise its statements made in this press release, whether as a result of new information, future events or otherwise.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

LHA

Carolyn Capaccio

212-838-3777

ccapaccio@lhai.com

Media Contact:

Andy Lee

Primus Australia

Tel: 0438 439 680

alee@primustel.com.au